Exhibit 99.1

Atlantic Power Corporation Announces Agreement to Sell Three Florida Facilities

BOSTON, MASSACHUSETTS — January 30, 2013 /PRNewswire/ Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) announced today that the Company and certain of its subsidiaries have entered into a definitive agreement with Quantum Utility Generation, LLC and certain of its affiliates to sell the Company’s interests in three Florida projects (the “Sale”), Auburndale Power Partners Limited Partners (“Auburndale”), Lake Cogen, Ltd. (“Lake”), and Pasco Cogen, Ltd. (“Pasco”) for a purchase price, including working capital adjustments, of approximately $136 million.  Atlantic Power expects to receive net cash proceeds of approximately $111 million in the aggregate, after repayment of project-level debt at Auburndale and settlement of all outstanding natural gas swap agreements at Lake and Auburndale.  The Company intends to use the net proceeds from the Sale to fully repay the Company’s senior credit facility, which is expected to have an outstanding balance of approximately $67 million at close, and for general corporate purposes. The agreement contains representations, warranties and indemnification obligations that are customary in the industry.  The Sale is subject to customary closing conditions and approvals, including approval from the Federal Energy Regulatory Commission, and is expected to close in the first quarter of 2013.  All figures are in US$ unless stated otherwise.

“Our business model is focused on achieving stable, predictable cash flows from contracted power generation. Given our projections that the Florida energy market will not recover in the near-term to allow us to secure economic power purchase agreements (“PPAs”), we concluded, after considering all available options, that the sale of Lake and Auburndale maximizes shareholder value,” said Barry Welch, President and CEO of Atlantic Power.  “The average remaining PPA life of our portfolio, when taking into account the sale of the three Florida facilities and the proposed sales of the Delta-Person generating station and Gregory facility, will increase 19% from 9.7 years to 11.4 years.”

About Atlantic Power

Atlantic Power is a leading publicly traded, power generation and infrastructure company with a well-diversified portfolio of assets in the United States and Canada. The Company’s corporate strategy is to increase the value of the Company through accretive acquisitions in North American markets while generating stable, contracted cash flows from its existing assets. The Company’s power generation projects sell electricity to utilities and other large commercial customers under long-term PPAs, which seek to minimize exposure to changes in commodity prices. The net generating capacity of the Company’s projects is approximately 2,560 MW, consisting of interests in 33 operational power generation projects across 12 states and 2 provinces and also an 84-mile, 500 kilovolt electric transmission line located in California. In addition, the Company has a 53 MW biomass project under construction in Georgia, which is expected to achieve COD in the first quarter of 2013. Atlantic Power owns a majority interest in Rollcast Energy, a biomass power plant developer in Charlotte, NC.  The Company also owns Ridgeline, a renewable development company in Seattle, WA with approximately 1,000 MW of wind and solar projects under development.  Atlantic Power is incorporated in British Columbia, is headquartered in Boston and has offices in Chicago, Toronto, Vancouver, Seattle and San Diego.

Atlantic Power has a market capitalization of approximately $1.5 billion and trades on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP. For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Amanda Wagemaker, Investor Relations

(617) 977-2700
info@atlanticpower.com

Copies of financial data and other publicly filed documents get filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

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Cautionary Note Regarding Forward-looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information as defined under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding future growth, results of operations, performance and business prospects and opportunities of the Company and its projects and other matters.  These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•                  the expectation that the average remaining PPA life of the Company’s portfolio will increase 19% from 9.7 years to approximately 11.4 years after the currently proposed projects and facilities sales;

•                  the expectation that the Company will successfully sell the projects and facilities currently proposed for sale, including Delta-Person, Gregory, Auburndale, Lake, and Pasco and on the contemplated timetable and at the expected price, where applicable;

•                  the expectation that the Company will use net proceeds from the Sale to fully repay the Company’s senior credit facility, and that the senior credit facility is expected to have an outstanding balance of approximately $67 million; and

•                  the expectation that the Company’s 53 MW biomass project under construction in Georgia will achieve COD in the first quarter of 2013.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not, or the times at or by which, such performance or results will be achieved.  A number of factors could cause actual results to differ materially from the results discussed in the forward-looking statements, including, but not limited to, the factors discussed under “Risk Factors” in the Company’s periodic reports as filed with the U.S. Securities and Exchange Commission and applicable securities regulatory authorities in Canada from time to time.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.  The financial outlook information contained in this news release is presented to provide readers with guidance on the cash distributions expected to be received by the Company and to give readers a better understanding of the Company’s ability to pay its current level of distributions into the future.  Readers are cautioned that such information may not be appropriate for other purposes.